Exhibit 99.1 — Cambrex Corporation Press Release dated May 8, 2007

Date:	May 8, 2007
Contact:	Gregory P. Sargen	Bob Thomson
	Vice President & CFO	Director, Investor Relations
Phone:	201-804-3055	201-804-3047
Email:	gregory.sargen@cambrex.com	bob.thomson@cambrex.com
Release:	Immediate
CAMBREX REPORTS FIRST QUARTER 2007 RESULTS
     East Rutherford, NJ — May 8, 2007 — Cambrex Corporation (NYSE: CBM) reports first quarter 2007 results for the period ended March 31, 2007.
Highlights of Continuing Operations
•	First quarter 2007 sales increased by 20.1% (14.6% excluding foreign currency) compared to first quarter 2006
•	Gross margin for the quarter increased to 37.5% of sales compared to gross margin of 35.3% during first quarter 2006
•	Operating Profit before corporate expenses increased 33.4%, with the Operating Margin reaching 22.7% of sales in the first quarter of 2007 versus 20.4% last year
•	Special dividend of $14 per share paid to shareholders on May 3rd
Strategic Alternatives and Basis of Reporting
     As a result of its evaluation of strategic alternatives, Cambrex completed sales of its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $460 million in February 2007 and Human Health sites in Cork, Ireland and Landen, Belgium to ICIG during the fourth quarter of 2006. Discontinued Operations in the 2007 financial results includes the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale. Discontinued Operations in the 2006 financial results includes the results of operations of the Bio Businesses and the Cork and Landen sites.
     The Company used approximately $307 million of its cash on hand and approximately $94 million borrowed under its previously announced new credit facility to pay a special dividend of $14 per share to its shareholders on May 3rd. James A. Mack, Chairman, President and Chief Executive Officer of Cambrex Corporation, said: “We are pleased that our comprehensive strategic review allowed us to return substantial value to our shareholders in the form of a special dividend. We remain very positive about our Human Health business as well as the outsourced active pharmaceutical ingredient market in general and we continue to focus on cost reduction, the implementation of strategic capital investments, and building upon certain of our proprietary technologies.”

First Quarter 2007 Operating Results
     Cambrex provides products and services to accelerate the development and commercialization of small molecule active pharmaceutical ingredients (“APIs”), advanced intermediates and other products for branded and generic pharmaceuticals.
     First quarter 2007 Sales increased 20.1% to $65.0 million from $54.1 million in the first quarter 2006 driven by strong demand for a broad range of generic API products as well as tastemasking and other products utilizing Cambrex proprietary technology. Revenues from custom development projects also contributed to the sales growth. Foreign currency accounted for 5.5% of the total sales increase.
     First quarter 2007 Gross Profit increased 27.8% to $24.4 million (37.5% of sales) from $19.1 million (35.3% of sales) during the first quarter 2006. The increase in Gross Margin resulted from favorable mix and higher capacity utilization, particularly in the generic API manufacturing operations, partially offset by lower pricing on selected products. Foreign currency favorably impacted Gross Margin by 0.6% versus last year.
     The Human Health business segment, which excludes Corporate operations, achieved a 33.4% increase in Operating Profit to $14.8 million during the first quarter of 2007 compared to $11.1 million during the first quarter of 2006. Operating Margin increased to 22.7% of first quarter 2007 sales, up from 20.4% of sales during the comparable quarter last year, due to higher Gross Margin and operating leverage. Foreign exchange had a 0.1% unfavorable impact on Operating Margin during the first quarter of 2007.
First Quarter 2007 Operating, Interest and Tax Expenses
     First quarter 2007 consolidated operating expenses increased to $42.8 million from $15.8 million in the first quarter 2006 primarily due to Restructuring Expenses, Strategic Alternative Costs, and higher Administrative Expenses.
     Sales and Marketing Expense in the first quarter 2007 increased to $1.9 million, or 2.9% of sales, from $1.5 million, or 2.7% of sales in the first quarter 2006. Research and Development Expense for the first quarter 2007 increased slightly to $2.6 million compared to $2.4 million in the first quarter 2006. As a percentage of sales, Research & Development Expense was 4.0% of sales in the first quarter of 2007 compared to 4.4% of sales in the first quarter of 2006.
     Restructuring Expenses in the first quarter of 2007 consist primarily of severance and costs incurred as part of downsizing the corporate headquarters following the divestiture of the Bio Businesses. Strategic Alternative Costs for the first quarter of 2007 include costs for change in control benefits, retention bonuses and expenses for the special dividend paid on May 3, 2007. Strategic Alternative Costs for the first quarter of 2006 consist of external advisor costs related to the Bio Businesses divestiture. Administrative Expenses include $2.0 million of litigation fees incurred during the first quarter of 2007 versus $0.2 million in the first quarter of 2006. Administrative Expenses also include expenses for salaries, benefits and professional services that will be reduced or eliminated over the balance of 2007 as part of the corporate restructuring.
     Net Interest Income in the first quarter of 2007 was $1.5 million, reflecting the income generated from the net proceeds of the Bio Businesses sale offset by the write-off of unamortized bank fees related to a credit facility terminated in conjunction with the sale of the Bio Businesses. During the first quarter of 2006, Net Interest Expense after adjustment for the effect of Discontinued Operations was $5.4 million, which included $5.3 million in costs associated with the prepayment of senior notes.
     Income taxes for the first quarter of 2007 include $6.8 million of benefits related to the recognition of certain tax attributes triggered by the sale of the Bio Businesses. Additional tax benefits triggered by this divestiture will be recognized within Continuing Operations over the balance of 2007 based on the level of losses within the U.S., where the Company otherwise does not record a tax benefit related to these losses.
First Quarter 2007 Capital Expenditures and Depreciation
     Capital expenditures and depreciation for the first quarter 2007 were $5.5 million and $4.8 million compared to $4.3 million and $4.7 million in the first quarter 2006, respectively.
Guidance
     Cambrex reiterates its previously disclosed guidance for 2007 financial results. Sales growth during 2007 for the continuing business operations of Cambrex (excluding Corporate operations) is expected to be within the range of 5% to 10% and operating profit is expected to be in the range of $50 to $55 million. The Company remains on target to complete its corporate restructuring by the end of 2007 and will report further progress on this initiative as the year progresses. Significant charges will be incurred during the remainder of 2007 related to the restructuring and related activities.
     For 2007, capital expenditures and depreciation for continuing operations are currently expected to be approximately $30 to $33 million and $21 to $23 million, respectively.
     Full year and quarterly effective tax rates will continue to be highly sensitive due to the geographic mix of income or losses. Cambrex may not be able to recognize tax benefits in certain jurisdictions.

     The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the first quarter 2007 Form 10-Q is filed with the US Securities and Exchange Commission.
Conference Call and Webcast
     The Conference Call to discuss first quarter 2007 earnings will begin at 8:30 a.m. Eastern Time on Wednesday, May 9, 2007 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 7068999 and call approximately 10 minutes prior to start time. A webcast is available from the Investor Relations section on the Cambrex website located at www.cambrex.com and can be accessed for approximately a month following the call. A telephone replay of the conference call will be available through Wednesday, May 16, 2007 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 7068999 to access the replay.
Forward Looking Statements
     This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial and/or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the SEC. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products, the outcome of the evaluation of strategic alternatives and the accuracy of the Company’s current estimate set forth in this release with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-

looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2006 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the SEC, including Current Reports on Form 8-K.
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of branded and generic small molecule therapeutics. The Company currently employs approximately 850 worldwide. For more information, please visit http://www.cambrex.com.
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CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended March 31, 2007 and 2006
(in thousands)

	2007			2006
			% of		% of
	Amount		Sales	Amount	Sales
Gross Sales		$64,997	100.0%	$54,120	100.0%
Commissions and Allowances		590	0.9%	386	0.7%

Net Sales		64,407	99.1%	53,734	99.3%
Other Revenues		807	1.2%	(647)	-1.2%

Net Revenue		65,214	100.3%	53,087	98.1%
Cost of Sales		40,819	62.8%	34,002	62.8%

Gross Profit		24,395	37.5%	19,085	35.3%

Operating Expenses
Sales and Marketing Expense		1,898	2.9%	1,450	2.7%
Research and Development Expense		2,600	4.0%	2,362	4.4%
Administrative Expense		13,388	20.6%	11,030	20.4%
Restructuring Expenses		1,682	2.6%	—	0.0%
Strategic Alternative Costs		23,130	35.6%	988	1.8%
Amortization		61	0.1%	10	0.0%

Total Operating Expenses		42,759	65.8%	15,840	29.3%

Operating (Loss)/Profit		(18,364)	-28.3%	3,245	6.0%
Other (Income)/Expenses
Interest — Other		(1,539)	-2.4%	5,444	10.1%
Other (Income)/Expense, net		(19)	0.0%	5	0.0%

Total Other (Income)/Expenses		(1,558)	-2.4%	5,449	10.1%

Loss Before Taxes		(16,806)	-25.9%	(2,204)	-4.1%
Income Tax (Benefit)/Provision		(2,363)	-3.6%	2,500	4.6%

Loss from Continuing Operations		$(14,443)	-22.3%	$(4,704)	-8.7%

Income from Discontinued Operations, Net of Tax		219,659	338.0%	3,527	6.5%
Cumulative Effect of a Change in Accounting Principle		—	0.0%	(228)	-0.4%

Net Income/(Loss)		$205,216	315.7%	$(1,405)	-2.6%

Basic (Loss)/Earnings per Share
Loss from Continuing Operations		$(0.51)		$(0.18)
Income from Discontinued Operations, Net of Tax		$7.82		$0.14
Cumulative Effect of a Change in Accounting Principle	$			$(0.01)

Net Income/(Loss)		$7.31		$(0.05)

Diluted (Loss)/Earnings per Share
Loss from Continuing Operations		$(0.51)		$(0.18)
Income from Discontinued Operations, Net of Tax		$7.82		$0.14
Cumulative Effect of a Change in Accounting Principle		$—		$(0.01)

Net Income/(Loss)		$7.31		$(0.05)

Weighted Average Shares Outstanding
Basic		28,071		26,661
Diluted		28,071		26,661
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Gross Sales, Gross Profit & Operating Profit by Segment
For the Quarters Ended March 31, 2007 and 2006
(in thousands)

	First Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Human Health	$64,997	$24,395	37.5%	$14,756	22.7%
Corporate	—	—		(33,120)

Total	$64,997	$24,395	37.5%	$(18,364)	-28.3%

	First Quarter 2006
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Human Health	$54,120	$19,085	35.3%	$11,060	20.4%
Corporate	—	—		(7,815)

Total	$54,120	$19,085	35.3%	$3,245	6.0%

	Gross Sales Comparison
	1Q07	1Q06
	Gross	Gross	Change	Change
	Sales	Sales	$	%
Human Health	$64,997	$54,120	$10,877	20.1%

Total	$64,997	$54,120	$10,877	20.1%

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of March 31, 2007 and December 31, 2006
(in thousands)

	March 31,	December 31,
Assets	2007	2006

Cash and Cash Equivalents	$344,915	$33,746
Trade Receivables, net	35,311	38,552
Inventories, net	56,193	53,893
Assets of Discontinued Operations — Short Term	—	79,383
Other Current Assets	20,289	19,176

Total Current Assets	456,708	224,750

Property, Plant and Equipment, Net	141,933	141,863
Goodwill and Other Intangibles	32,886	32,645
Assets of Discontinued Operations — Long Term	—	202,292
Other Non-Current Assets	3,106	4,826

Total Assets	$634,633	$606,376

Liabilities and Stockholders’ Equity

Trade Accounts Payable	$24,722	$28,592
Accrued Expenses and Other Current Liabilities	63,329	45,141
Liabilities of Discontinued Operations — Short Term	—	33,401

Total Current Liabilities	88,051	107,134

Long-term Debt	118	158,745
Deferred Tax Liabilities	22,037	14,268
Liabilities of Discontinued Operations — Long Term	—	24,208
Other Non-Current Liabilities	55,250	55,375

Total Liabilities	$165,456	$359,730

Stockholders’ Equity	$469,177	$246,646

Total Liabilities and Stockholders’ Equity	$634,633	$606,376

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com